EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONCOTELIC, INC.

Vuong Trieu and Matthew M. Loar hereby certify that:

A.    They are the duly elected and acting Chief Executive Officer and Secretary of Oncotelic, Inc., a Delaware corporation.

B.    The original Certificate of Incorporation for the corporation, which was named Oxigene, Inc., was filed with the Delaware Secretary of State on July 9, 1992.

C.    Resolutions amending and restating the corporation’s Certificate of Incorporation, were duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the corporation.

The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

1.    The name of this corporation is Oncotelic, Inc. (the “Corporation”).

2.    The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

3.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.    The Corporation is authorized to issue Common Stock and Preferred Stock.

The total number of shares this Corporation shall have authority to issue is Seven Hundred Sixty-Five Hundred Million (765,000,000) shares. Seven Hundred Fifty Million (750,000,000) shares shall be designated Common Stock and shall have a par value of $0.01 per share. Fifteen Million (15,000,000) shares shall be designated Preferred Stock and shall have a par value of $0.01 per share.

Effective upon the filling of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each [●] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional share of Common Stock shall be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) from the Corporation in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the certificate shall have been combined, subject to the elimination of fractional shares as described above.

The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.    Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation (the “Bylaws”) may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

6.    Election of directors need not be by written ballot unless the Bylaws shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation. Vacancies created by newly created directorships, created in accordance with the Bylaws, may be filled by the vote of a majority, although less than a quorum, of the directors then in office or by a sole remaining director

7.     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.    The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.     The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation or the Bylaws, from time to time, to amend, alter or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

10.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation; provided however, that the grant of such power to the Board of Directors shall neither divest the stockholders of power, nor limit their power.

11.     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of the paragraph.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary, on [DATE].

Vuong Trieu, Chief Executive Officer

Matthew M. Loar, Secretary

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